EXHIBIT 99
                                  __________

NEWS RELEASE
____________

FOR IMMEDIATE RELEASE         Contact:  John W. Conlon, Chief Financial Officer
October 15, 1999                        (740) 373-3155


                     PEOPLES BANCORP INC. REPORTS INCREASED
                             THIRD QUARTER EARNINGS
                    ________________________________________

                 Quarterly operating earnings per share up 18.4%


MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) today announced increases in operating income of 16.2% and 9.2% for the third quarter and nine months ended September 30, 1999. Operating income was $2,833,000 for the third quarter of 1999 and $8,011,000 for the first nine months of 1999. Operating earnings per diluted share reached $0.45 for the third quarter of 1999, an increase of 18.4%, and $1.25 for the first nine months of 1999, an increase of 11.6%, compared to $0.38 and $1.12 during the same periods in 1998.
         Operating earnings reflect the results of the Company's core operations and exclude several nonrecurring items that impact comparability. In the third quarter of 1999, the Company reported net losses from sales of investment securities of $115,000 ($75,000 after taxes or $0.01 per share). In the third quarter of 1998, the Company incurred pretax charges of $526,000 ($342,000 after taxes or $0.05 per share) related to long-term debt prepayment penalties, acquisition conversion costs and other market expansion activities. In the second quarter of 1998, the Company reported net gains on securities transactions of $427,000 ($278,000 after taxes or $0.04 per share).
         Including the nonrecurring items, net income totaled $2,758,000 for the third quarter of 1999, an increase of $662,000 (or 31.6%) compared to the same period a year earlier. On a diluted per share basis, 1999's third quarter net income reached $0.43, up 34.4% compared to $0.32 for the third quarter of 1998.
         Cash basis operating earnings per share were $0.52 for the third quarter of 1999, up 15.6% from $0.45 in 1998's third quarter. For the first nine months of 1999, cash basis operating earnings per share reached $1.46, an increase of 14.1% compared to the same period a year earlier. Cash basis earnings provide investors with a comparison of the Company's financial results with competitors that make acquisitions using pooling of interest accounting.
         Operating return on stockholders' equity reached 14.76% in the third quarter of 1999 compared to 11.73% for the same period in 1998. This continued enhancement resulted from core earnings growth, a stock repurchase plan implemented in the second quarter of 1999, as well as decreases in market value of the Company's available-for-sale investment portfolio, which correspondingly lowered the Company's equity at September 30, 1999.
         Net interest income totaled $10,055,000 in the third quarter, an increase of $1,669,000 (or 20.0%) compared to 1998's third quarter. For the first nine months of 1999, net interest income increased $3,624,000 (or 14.7%) to $28,258,000. Growth in net interest income can be attributed primarily to balance sheet growth strategies implemented in the second quarter of 1999 designed to leverage the Company's recently issued $30 million of 8.62% Capital Securities through PEBO Capital Trust I. Third quarter net interest margin totaled 4.38% compared to 4.37% for the same period a year earlier.
         The Company reported third quarter non-interest income of $1,924,000, an increase of 16.8% compared to the same period a year earlier. For the nine months ended September 30, 1999, the Company reported non-interest income of $5,588,000, up 15.1% compared to 1998. In the third quarter of 1999, non-interest expense increased $929,000 (or 14.5%) to $7,329,000. For the nine months ended September 30, 1999, non-interest expense totaled $20,649,000, up 19.6% compared to the same period a year earlier. Increases in non-interest income and non-interest expense resulted primarily from the acquisition of multiple banking centers in mid-1998. This acquisition resulted in additional revenues from deposit account service fees as well as increased costs for salaries and benefits, and increased intangible amortization expense related to purchase accounting. Non-interest expense for the first nine months of 1999 was also increased by debt service costs associated with the issuance of Capital Securities.
         Robert E. Evans, Peoples Bancorp's President and Chief Executive Officer, commented, "Our focus continues to be our relationships with our customers and their changing needs. As we commit additional resources to respond to these changing needs, we are being rewarded with enhanced revenues and increases in shareholder value."
         Peoples Bancorp Inc. is a diversified financial services holding company head quartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp, which is Y2K ready, operates 36 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include The Peoples Banking and Trust Company with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, investment and insurance products, as well as electronic banking. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp at www.peoplesbancorp.com.

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

PEOPLES BANCORP INC.  (Nasdaq: PEBO)
Financial Highlights (Unaudited)

                                                      -----------------------   -----------------------
                                                         Three Months Ended         Nine Months Ended
                                                      -----------------------   -----------------------
                                                         1999         1998         1999         1998
                                                      ----------  -----------   ----------   ----------
Operating earnings (a)                                $2,833,000   $2,438,000   $8,011,000   $7,336,000
Net income                                            $2,758,000   $2,096,000   $7,937,000   $7,272,000
Cash basis earnings (b)                               $3,214,000   $2,570,000   $9,306,000   $8,291,000
Per share:
     Basic operating earnings (a)                          $0.46        $0.39        $1.28        $1.16
     Diluted operating earnings (a)                        $0.45        $0.38        $1.25        $1.12
     Basic net income                                      $0.45        $0.33        $1.27        $1.15
     Diluted net income                                    $0.43        $0.32        $1.24        $1.11
     Basic cash basis operating earnings (a) (b)           $0.53        $0.46        $1.50        $1.32
     Diluted cash basis operating earnings  (a) (b)        $0.52        $0.45        $1.46        $1.28
     Basic cash basis net income (b)                       $0.52        $0.41        $1.49        $1.31
     Diluted cash basis net income (a) (b)                 $0.51        $0.40        $1.45        $1.27
Basic weighted average shares outstanding              6,148,485    6,315,498    6,247,905    6,322,345
Diluted weighted average shares outstanding            6,343,024    6,493,804    6,415,440    6,524,785
Return on average equity (a)                              14.76%       11.73%       12.86%       12.04%
Cash basis return on average tangible equity (a) (b)      23.38%       19.19%       20.20%       17.05%
Return on average assets (a)                               1.10%        1.12%        1.11%        1.20%
Cash basis return on average tangible assets (a) (b)       1.30%        1.37%        1.33%        1.39%
Net interest margin (fully tax equivalent)                 4.38%        4.37%        4.42%        4.50%
                                                      -----------  -----------  ----------- -----------

(a) For comparability, certain ratios and statistics exclude the following nonrecurring items:
      * Pretax losses on securities transactions of $115,000($75,000 after taxes or $0.01 per share) in the third quarter of 1999 and pretax losses of $114,000 ($74,000 after taxes or $0.01 per share) in the nine months ended September 30, 1999.
      * Pretax costs of $526,000 ($342,000 after taxes, or $0.05 per share) in the third quarter of 1998 resulting from long-term debt prepayment penalties, acquisition conversion costs and other market expansion activities.
      * Pretax gains on securities transactions of $427,000 ($278,000 after taxes or $0.04 per share) in the second quarter of 1998.
(b) Excludes after-tax impact of intangible amortization expense and removes balance sheet effect of intangible assets acquired through use of purchase accounting for acquisitions.

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


           PEOPLES BANCORP INC. CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  -----------     ----------
Unaudited - In Thousands                                           September       December
     (except share and per share data)                                 30,           31,
ASSETS                                                                1999          1998
                                                                  -----------     ---------
Cash and cash equivalents                                         $   37,133      $ 40,121
Available-for-sale investment securities,
     at estimated fair value                                         333,434       235,569
Loans, net of unearned interest                                      631,140       567,917
Allowance for loan losses                                           (10,392)       (9,509)
                                                                  -----------     ---------
     Net loans                                                       620,748       558,408
Bank premises and equipment                                           14,811        14,826
Other assets                                                          37,971        31,360
                                                                  -----------     ---------
          TOTAL ASSETS                                            $1,044,097      $880,284

                                                                  -----------     ---------
LIABILITIES
Non-interest bearing deposits                                     $   77,776      $ 80,884
Interest bearing deposits                                            636,251       633,284
                                                                  -----------     ---------
     Total deposits                                                  714,027       714,168
Short-term borrowings
     (includes securities sold under
     repurchase agreements)                                           67,556        32,514
agreements,
Long-term borrowings                                                 150,344        40,664
Accrued expenses and other liabilities                                 7,978         6,924
                                                                  -----------     ---------
           TOTAL LIABILITIES                                          939,905       794,270

Guaranteed preferred beneficial
     interests in junior subordinated debentures                      28,989           ---

STOCKHOLDERS' EQUITY
Common stock, no par value (6,384,116 shares issued
     and 6,079,468 outstanding at September 30, 1999)                 64,963        50,807
Accumulated comprehensive (loss) income,
     net of deferred income taxes                                     (5,741)        3,588
Retained earnings                                                     24,305        33,441
Treasury stock, at cost
     (304,648 shares at September 30, 1999)                           (8,324)       (1,822)
                                                                  -----------     ---------
           TOTAL STOCKHOLDERS' EQUITY                                 75,203        86,014
          TOTAL LIABILITIES, MINORITY INTERESTS AND
           STOCKHOLDERS' EQUITY                                    1,044,097       880,284
                                                                  ===========     =========
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

               PEOPLES BANCORP INC. CONDENSED STATEMENTS OF INCOME

                                                               ----------------------------    ---------------------------
                                                                   Three Months Ended              Nine Months Ended
Unaudited -In Thousands (except share and per share data)        9/30/99         9/30/98        9/30/99         9/30/98
                                                               ----------------------------    ---------------------------
Interest income                                                $    19,104     $    16,307     $   52,711     $    47,406
Interest expense                                                     9,049           7,921         24,453          22,772
                                                               ------------    ------------    -----------    ------------
     Net interest income                                            10,055           8,386         28,258          24,634
Provision for loan losses                                              447             546          1,431           1,788
                                                               ------------    ------------    -----------    ------------
     Net interest income after provision for loan losses             9,608           7,840         26,827          22,846
Other income                                                         1,924           1,647          5,588           4,855
(Loss) gain on securities transactions                               (115)            (13)          (114)             418
Other expense                                                        7,329           6,400         20,649          17,258
                                                               ------------    ------------    -----------    ------------
Income before income taxes                                           4,088           3,074         11,652          10,861
Income taxes                                                         1,330             978          3,715           3,589
                                                               ------------    ------------    -----------    ------------
          NET INCOME                                           $     2,758     $     2,096     $    7,937     $     7,272
                                                               ------------    ------------    -----------    ------------

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